EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

TU HOLDINGS, INC.,

TU MERGER, INC.

and

MERISEL, INC.

Dated as of March 28, 2008

(continued)

(continued)

Section 7.5.	Waivers	51

(continued)

EXHIBITS

Exhibit A – Form of Voting, Support and Redemption Agreement

Exhibit B – Form of Certificate of Incorporation of the Surviving Corporation

Exhibit C – Form of Commitment Agreement

AGREEMENT AND PLAN OF MERGER, dated as of March 28, 2008 (the “Agreement”), among TU HOLDINGS, INC., a Delaware corporation (“Parent”), TU MERGER, INC., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and MERISEL, INC., a Delaware corporation (the “Company”).  Each of Parent, Merger Sub and the Company is referred to herein as a “Party” and together they are referred to herein as “Parties”).

WHEREAS, the Parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, a Special Committee of independent directors of the Company (the “Special Committee”) has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and resolved to recommend to the Board of Directors of the Company (the “Company Board”) that it approve and declare advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) resolved to recommend that the holders of Company Common Stock adopt this Agreement and (iv) directed that this Agreement be submitted to the Company Board for its approval and recommendation that the holders of Company Common Stock adopt this Agreement;

WHEREAS, the Company Board (following the recommendation of the Special Committee) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the holders of Company Common Stock for their adoption and (iv) resolved to recommend that the holders of Company Common Stock adopt this Agreement;

WHEREAS, (i) the Board of Directors of Parent has unanimously approved this Agreement, (ii) the Board of Directors of Merger Sub has unanimously approved and declared advisable this Agreement and (iii) Parent, as the sole stockholder of Merger Sub, will adopt this Agreement and the transactions contemplated hereby, including the Merger, promptly after the execution hereof in accordance with the terms hereof;

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, a certain stockholder of the Company is entering into a voting, support and redemption agreement with Parent and the Company substantially in the form of Exhibit A attached hereto (the “Support Agreement”); and

WHEREAS, the Company, Parent and Merger Sub each desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Merger.  At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

Section 1.2. Closing.  The closing of the Merger (the “Closing”) shall take place on a day that is a Business Day at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York at 10:00 a.m., local time, on a date to be specified by the Parties, which shall be no later than the third Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in ARTICLE V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing.  The date on which the Closing shall occur is referred to herein as the “Closing Date”.

Section 1.3. Effective Time.  Subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL.  The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4. Effects of the Merger.  The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL and the other applicable Laws of the State of Delaware.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company.

Section 1.5. Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) The certificate of incorporation of the Surviving Corporation shall be amended at the Effective Time to read in the form attached hereto as Exhibit B, until thereafter amended in accordance with the provisions thereof and the provisions of this Agreement and applicable Law, in each case consistent with the obligations set forth in Section 4.13.

(b) The bylaws of Merger Sub as in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the provisions of this Agreement and applicable Law, in each case consistent with the obligations set forth in Section 4.13.

Section 1.6. Directors and Officers of the Surviving Corporation.  Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.  The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, to hold office until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 1.7. Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Company Common Stock.  Subject to Section 1.7(b) and Section 1.7(d), each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) outstanding immediately prior to the Effective Time (for the avoidance of doubt, including each Restricted Share in accordance with and subject to the terms of Section 1.9), other than any Cancelled Shares and any Dissenting Shares, shall thereupon be converted automatically into and shall thereafter represent the right to receive the Merger Consideration, without any interest thereon.  All shares of Company Common Stock that have been converted into the right to receive the Merger Consideration as provided by this Section 1.7(a) shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such shares of Company Common Stock shall cease to have any rights with respect to such shares of Company Common Stock other than the right to receive the Merger Consideration.

(b) Parent and Merger Sub-Owned Shares.  Each share of Company Common Stock that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time or held by the Company immediately prior to the Effective Time (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Merger Sub Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.  From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Dissenting Shares.

(i) Notwithstanding anything contained in this Agreement to the contrary, no shares of Company Common Stock issued and outstanding immediately prior to the Effective Time the holder of which (A) has not voted in favor of the Merger, (B) has demanded its rights to appraisal in accordance with Section 262 of the DGCL, and (C) has not effectively withdrawn or lost its rights to appraisal (the “Dissenting Shares”) shall be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.7(a).  By virtue of the Merger, all Dissenting Shares shall be cancelled and shall cease to exist and shall represent only those rights provided under the DGCL.  From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a member or equity owner of the Surviving Corporation.

(ii) Notwithstanding the provisions of this Section 1.7(d), if any holder of shares of Company Common Stock who demands appraisal rights shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent or its rights of appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares of Company Common Stock shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive Merger Consideration, without any interest thereon.

(iii) The Company shall give Parent (A) prompt notice of any written demands for appraisal rights of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company which relate to any such demand for appraisal rights and (B) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal rights under the DGCL.  Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal rights or offer to settle or settle any such demands.

Section 1.8. Exchange of Certificates.

(a) Paying Agent.  At the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company that is organized and doing business under the Laws of the United States or any state thereof, and has a combined capital and surplus of at least $500 million, that shall be appointed prior to the Closing Date to act as a paying agent hereunder and approved in advance by the Company in writing (and pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company) (the “Paying Agent”), in trust for the benefit of holders of the shares of Company Common Stock (other than the Restricted Shares, which shall be governed by Section 1.9(b)) and the Company Stock Options, cash in U.S. dollars sufficient to pay (i) the amount owing for all of the shares of Company Common Stock converted pursuant to Section 1.7(a) (other than the Restricted Shares, which shall be governed by Section 1.9(b)) and (ii) the Option Consideration payable pursuant to Section 1.9(a) (such cash referred to in subsections (a)(i) and (a)(ii) being hereinafter referred to as the “Exchange Fund”).

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the third Business Day following the Effective Time, the Paying Agent shall mail (x) to each holder of record of shares of Company Common Stock whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 1.7, other than the Restricted Shares, for which the payment procedures shall be as described in Section 1.9(b), (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration, as applicable, and (y) to each holder of a Company Stock Option, a check in an amount due and payable to such holder pursuant to Section 1.9 of this Agreement in respect of such Company Stock Option.

(ii) Upon surrender of the certificates that immediately prior to the Effective Time represented shares of Company Common Stock (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated shares of Company Common Stock represented by book-entry (“Book-Entry Shares”) to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of shares of Company Common Stock represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration.  No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares.  In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such shares of Company Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(iii) The Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of shares of Company Common Stock or Company Stock Options, such amounts as are required to be withheld or deducted under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of United States state or local Tax Law or any foreign Tax Law with respect to the making of such payment.  To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Stock Options, in respect of which such deduction and withholding were made.

(c) Closing of Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to this ARTICLE I.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of shares of Company Common Stock for six months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of shares of Company Common Stock who have not surrendered their shares of Company Common Stock in accordance with this Section 1.8 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration without any interest thereon, upon due surrender of their shares.

(e) No Liability.  Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund.  The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States government.  Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 1.8(d).

(g) Lost Certificates.  In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or Parent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of shares of Company Common Stock as applicable, represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

Section 1.9. Equity Awards.

(a) Effective as of the Effective Time, each option to purchase shares of Company Common Stock, including options granted under the Company Stock Plans (each, a “Company Stock Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be cancelled in exchange for the right to receive an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Stock Option and (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, with the aggregate amount of such payment rounded to the nearest cent (the aggregate amount of such cash hereinafter referred to as the “Option Consideration”) less such amounts as are required to be withheld or deducted under the Code or any provision of United States state or local Tax Law or any foreign Tax Law with respect to the making of such payment.  For the avoidance of doubt, any Company Stock Option with a per-share exercise price that equals or exceeds the amount of the Merger Consideration shall be cancelled and no payment shall be made in respect thereof.

(b) (i)           Effective as of the Effective Time, each award of a share of Company Common Stock granted under the 1997 Plan that is unvested immediately prior to the Effective Time (the “Restricted Shares”) shall, as of the Effective Time, subject to Section 1.9(b)(ii), be cancelled in exchange for the right to receive the Merger Consideration in accordance with the provisions of Section 1.7(a), less such amounts as are required to be withheld or deducted under the Code or any provision of United States state or local Tax Law or any foreign Tax Law with respect to the making of such payment.

(ii) With respect to each Restricted Share, the right to receive the Merger Consideration shall be subject to the terms and conditions of the 1997 Plan and the applicable Award Agreement that evidences such award, including any escrow, forfeiture and payment provisions thereunder.

(c) Prior to the Effective Time, the Company shall take all necessary and appropriate action (including obtaining any required consents) to effectuate the transactions contemplated by this Section 1.9.

Section 1.10. Convertible Preferred Stock.  On the Closing Date, the Company shall use its reasonable best efforts to cause all the outstanding shares of the Company Convertible Preferred Stock to be redeemed in consideration for the payment of the Redemption Amount.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (i) in the Company SEC Documents that were publicly available on or prior to the date of this Agreement (other than disclosures in “Risk Factors” sections thereof and any other disclosures that are predictive or forward looking in nature) or (ii) in the disclosure schedule of even date herewith delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 2.1. Qualification; Organization, Subsidiaries, etc.

(a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.  Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification and good standing, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Company Material Adverse Effect.  The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s certificate of incorporation (the “Company Charter”) and the Company’s bylaws (the “Company Bylaws”), each as amended through the date of this Agreement.  The Company Charter, the Company Bylaws and the certificate of incorporation and bylaws (or equivalent organizational documents) of each of the Company’s Subsidiaries (the “Subsidiary Governance Documents”) are in full force and effect.  None of the Company or any of its Subsidiaries is in violation of any provision of the Company Charter, the Company Bylaws or the Subsidiary Governance Documents.

(b) Section 2.1(b) of the Company Disclosure Schedule lists each Subsidiary of the Company and its jurisdiction of organization.  All the outstanding shares of capital stock or other ownership interests of each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned by the Company or by another Subsidiary of the Company, free and clear of all Liens.  Except for its interests in the Subsidiaries of the Company set forth in Section 2.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

(c) As used in this Agreement, any reference to any fact, circumstance, event, change, effect or occurrence having a “Company Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence (each, an “Effect”) that, individually or in the aggregate with all other Effects, has had or would reasonably be expected to have a material adverse effect on the assets, liabilities, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following Effects, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there is a Company Material Adverse Effect: (A) any change in general economic, business, financial, credit or market conditions; (B) any action taken by the Company that is expressly permitted or required by this Agreement; (C) any occurrence generally affecting the graphics and visual communications services industries or other industries in which the Company or any of its Subsidiaries operate in the United States; (D) any change in GAAP or applicable Law or the interpretation thereof; (E) any act of terrorism, war (whether or not declared), national disaster or any national or international calamity affecting the United States; (F) any change in the price or trading volume of the Company Common Stock in and of itself (provided that the underlying causes of such change may be taken into account in determining whether there is a Company Material Adverse Effect); or (G) any effect resulting from the announcement  of this Agreement; or (H) any action taken at the written request of Parent or any of its affiliates or mutually agreed to in writing by the parties to this Agreement that, if taken without the written consent of Parent, would have been prohibited by the terms of this Agreement; except, in the case of the foregoing clauses (A), (C), (D) or (E), to the extent such Effect has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which they operate.

Section 2.2. Capitalization.

(a) The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock of the Company, par value $0.01 per share, (“Company Preferred Stock”, and collectively with the Company Common Stock, “Company Capital Stock”).  As of March 27, 2008, (i) 8,452,723 shares of Company Common Stock were issued and 8,033,943 shares of Company Common Stock (including 439,758 Restricted Shares) were outstanding, (ii) 418,780 shares of Company Common Stock were held in treasury, (iii) 300,000 Company Stock Options were outstanding, the holders and exercise prices of which are set forth in Section 2.2(a) of the Company Disclosure Schedule, (iv) 300,000 shares of Company Common Stock were reserved for issuance upon the exercise of stock options held by employees or directors of the Company pursuant to the employee and director stock plans of the Company (the “Company Stock Plans”) and (v) 267,595 shares of Company Preferred Stock, all of which were shares of convertible preferred stock, par value $0.01 per share, of the Company (“Company Convertible Preferred Stock”), were issued or outstanding, and related thereto, 5,352 shares of Company Convertible Preferred Stock were reserved for issuance in respect of accrued dividends on such shares of Company Convertible Preferred Stock, and 1,559,697 shares of Company Common Stock were reserved for issuance upon the conversion of such shares of Company Convertible Preferred Stock.  All outstanding shares of Company Capital Stock and all shares of Company Capital Stock reserved for issuance as noted in clauses (iv) and (v) when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights, rights of first refusal or any similar rights.  All Restricted Shares were issued pursuant to the Company’s 1997 Stock Award and Incentive Plan (the “1997 Plan”) and the form of the Award Agreement thereunder, copies of which are attached to Section 2.2(a) of the Company Disclosure Schedule.

(b) Except as set forth in subsection (a) above, as of the date of this Agreement, (i) the Company does not have any shares of its capital stock issued or outstanding other than shares of Company Common Stock that have become outstanding after March 27, 2008, but were reserved for issuance as set forth in subsection (a) above, and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

(c) Neither the Company nor any of its Subsidiaries has outstanding preferred stock, bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of the Company Common Stock on any matter in connection with the Merger and the transactions contemplated hereby.

(d) Pursuant to the terms of the Support Agreement and notwithstanding anything to the contrary set forth in the terms of the Company Convertible Preferred Stock, at the Effective Time, the Company Convertible Preferred Stock shall be redeemed in exchange for the payment of an amount set forth in the Support Agreement (the “Redemption Amount”).

(e) Except for the Support Agreement, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 2.3. Corporate Authority Relative to This Agreement; No Violation.

(a) The Company has requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby subject, in the case of the consummation of the Merger, to receipt of the Company Stockholder Approval.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board (after the recommendation of the Special Committee) and, except with respect to the Merger for the Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement has been duly executed and delivered by Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought (the “Bankruptcy and Equity Exception”).

(b) The Company Board has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the Company’s stockholders for their approval and (iv) resolved to recommend that the Company’s stockholders adopt this Agreement (collectively, the “Recommendation”).

(c) Other than in connection with or in compliance with (i) the DGCL and (ii) the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any applicable state securities or “blue sky” Laws (collectively, the “Company Approvals”), and subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 3.9, no authorization, consent or approval of, or filing with, any United States or foreign federal, state or local governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The execution and delivery by the Company of this Agreement does not, and, except as described in Section 2.3(c) or set forth on Section 2.3(d) of the Company Disclosure Schedule, the consummation of the transactions contemplated hereby and compliance by the Company with the provisions of this Agreement will not (i) result in any material violation of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, sublease or similar arrangement, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or to which any of them is a party or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”), other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due or being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet) or (D) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company (each of the foregoing, a “Permitted Lien”), upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the Company Charter or the Company Bylaws or any Subsidiary Government Document or (iii) conflict with or violate, in any material respect, any applicable Laws that are material to the Company and its Subsidiaries.

Section 2.4. SEC Reports and Financial Statements.

(a) Except as set forth on Section 2.4 of the Company Disclosure Schedule, the Company has filed or furnished (as applicable) all reports, forms, schedules, statements, certifications and other documents required to be filed or furnished with or to the United States Securities and Exchange Commission (the “SEC”) from January 1, 2006 (the “Company SEC Documents”).  As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act at the time they were filed (or, if amended at the time of such amendment), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except for the Company’s Form 10-K for the year ended December 31, 2007, the Form 8-K filed on March 28, 2007 and the schedules, statements, certifications and other documents related thereto, the Company has not filed any reports, forms, schedules, statements, certifications and other documents with the SEC in the two Business Days immediately preceding the date of this Agreement.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and (ii) were prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c) The Company has made available to Parent true, correct and complete copies of the consolidated financial statements for the month of January of 2008, and such consolidated financial statements (i) fairly present the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(d) The Company SEC Documents include all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (“SOX”), and the internal control report and attestation of the Company’s outside auditors required by Section 404 of SOX.  To the knowledge of the Company, the Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities.  The Company’s principal executive officer and principal financial officer have no knowledge of any fraud that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  The Company has not identified any material weaknesses in the design or operation of its internal controls over financial reporting.

(e) The Company has made available to Parent true, correct and complete copies of all material written correspondence between the SEC, on the one hand, and the Company and any Subsidiary of the Company, on the other hand, since December 1, 2006.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Documents.  To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.

Section 2.5. No Undisclosed Liabilities.  Except (a) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company SEC Documents that were publicly available on or prior to the date of this Agreement, (b) as permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business since December 31, 2007, (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business and (f) as set forth on Section 2.5 of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto).

Section 2.6. Absence of Certain Changes or Events.  From December 31, 2007 through the date of this Agreement:

(a) except as contemplated by this Agreement, the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice;

(b) there has not been any event, development or state of circumstances that has had, individually or in the aggregate, a Company Material Adverse Effect;

(c) except as set forth in Section 2.6 of the Company Disclosure Schedule, there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any repurchase for value by the Company of any Company Capital Stock;

(d) there has not been any split, combination or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;

(e) except as set forth in Section 2.6 of the Company Disclosure Schedule, there has not been any sale, lease (as lessor), assignment, license, failure to maintain or other disposition of any material properties or assets, except in the ordinary course of business;

(f) there have not been any amendments to or changes in the Company Charter, Company Bylaws or Subsidiary Governance Documents;

(g) there has not been any change in accounting methods, principles or practices by the Company or any Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

(h) to the knowledge of the Company, there have not been any claims, charges or grievances filed with any Governmental Entity by any individual, or asserted or threatened by any individual, Governmental Entity or any workers’ representative organization, bargaining unit or union regarding any unfair labor practice, claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company or any Subsidiary;

(i) except as required pursuant to any existing contract set forth in Section 2.8 of the Company Disclosure Schedule, in the ordinary course of business, or set forth in Section 2.6 of the Company Disclosure Schedule, there has not been any increase in or other change to the salary, bonus or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, any execution of or amendment to any Employee Agreement, or any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company of a severance payment, change in control payment, termination payment, bonus or other additional salary or compensation (including any equity-based compensation) to any such person;

(j) except as set forth in Section 2.6 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has commenced, settled or, to the knowledge of the Company, been named a party to any lawsuit, and neither the Company nor any of its Subsidiaries has received written notice of any threat of any lawsuit or proceeding or other investigation against the Company or any of its Subsidiaries or relating to any of their businesses, properties or assets;

(k) except as set forth in Section 2.6 of the Company Disclosure Schedule, there has not been any issuance, grant, delivery, sale or purchase, or contract or agreement to issue, grant, deliver, sell or purchase, by the Company or any of its Subsidiaries, any shares of Company Common Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Common Stock, or any subscriptions, warrants, options, rights or securities to acquire any of the foregoing;

(l) except as set forth in Section 2.6 of the Company Disclosure Schedule, there has not been any grant by the Company or any of its Subsidiaries of any severance, change-in-control or termination pay (in cash or otherwise) to any employee, including any officer;

(m) to the knowledge of the Company, there has not been any material damage to, destruction or loss of any material asset of the Company or any of its Subsidiaries (whether or not covered by insurance);

(n) there has not been any revaluation by the Company or any of its Subsidiaries of any of its assets, including the writing off of any notes or accounts receivable other than in the ordinary course of business; and

(o) there has not been any authorization, commitment or agreement to take, any of the foregoing actions.

Section 2.7. Compliance with Law; Permits.

(a) The Company and each of its Subsidiaries are in compliance with and are not in default under or in violation of any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, rule, regulation, ruling, judgment, order, injunction, decree or agency requirement issued, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not be material to the Company and its Subsidiaries, taken as a whole.  Notwithstanding anything contained in this Section 2.7, no representation or warranty shall be deemed to be made in this Section 2.7 in respect of the matters referenced in Section 2.4, Section 2.5 or Section 2.6 or in respect of environmental matters (which are addressed exclusively in Section 2.9), employee benefits matters (which are addressed exclusively in Section 2.10), labor matters (which are addressed exclusively in Section 2.11), tax matters (which are addressed exclusively in Section 2.13) or intellectual property matters (which are addressed exclusively in Section 2.14).

(b) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”).  The Company and each of its Subsidiaries are in compliance, in all material respects, with and are not in default under or in violation, in all material respects, of any Company Permit.  All Company Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Company Material Adverse Effect.  No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where such suspension or cancellation, individually or in the aggregate, would not have a Company Material Adverse Effect.

Section 2.8. Material Contracts.

(a) Except for this Agreement, the Company Benefit Plans or as filed with the SEC, Section 2.8(a) of the Company Disclosure Letter sets forth a correct and complete list of each contract (whether written or oral) to which the Company or any of its Subsidiaries is a party or by which any of them is bound which (all contracts of the type described in this Section 2.8 being referred to herein as “Company Material Contracts”):

(i) contains outstanding obligations in excess of two hundred fifty thousand dollars $250,000) in any twelve (12)-month period or is otherwise material (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) to the business of the Company and its Subsidiaries taken as a whole as currently conducted that cannot be terminated without penalty upon sixty (60) days’ prior written notice;

(ii) contains covenants limiting, in any material respect, the freedom of the Company or any of its Subsidiaries to engage in any line of business or to provide any products or services generally or in any market segment or in any geographic area, or to compete with any Person or restricting, in any material respect, the ability of the Company or any of its Subsidiaries to acquire equity securities of any Person;

(iii) provides that the Company or any of its Subsidiaries has (A) incurred, or may incur, any indebtedness for borrowed money or (B) given any guarantee in respect of indebtedness for borrowed money;

(iv) provides for a joint venture or partnership (without regard to legal form);

(v) is a standby letter of credit, performance or payment bond, or surety bond of any nature;

(vi) relates to an acquisition, divestiture, merger or similar transaction;

(vii) obligates the Company to make any capital commitment or expenditure (including pursuant to any joint venture) in excess of $250,000;

(viii) is a contract with any Material Customer or Material Supplier;

(ix) is an agreement under which the Company or any Subsidiary of the Company (A) grants to a third party any licenses or covenants not to sue or (B) is granted by a third party any licenses or covenants not to sue, in each case with respect to any Intellectual Property material to the Company or its Subsidiaries;

(x) is a contract, agreement or commitment with any employee, individual consultant, contractor, or salesperson of the Company or any of its Subsidiaries that (a) provides for annual compensation in excess of $50,000, (b) is not terminable at-will or (c) includes any obligation to provide severance benefits, termination pay (in cash, equity or otherwise), indemnification or advance notice of termination of the employment or consulting relationship;

(xi) is an agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xii) restricts or prohibits, in any material respect, the Company or any Subsidiary from hiring or soliciting for hire any individual to perform employment or consulting services for the Company or any of its Subsidiaries; and

(xiii) was entered into after January 1, 2005 and provides for the settlement or release of any litigation or dispute involving the Company or any of its Subsidiaries that is material to the Company or any of its Subsidiaries, individually or in the aggregate.

(b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract in any material respect.  To the knowledge of the Company, no other party to any Company Material Contract is in breach of, or default under, the terms of any Company Material Contract in any material respect.  Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception.

(c) The Company has filed with the SEC each contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K.

Section 2.9. Environmental Laws and Regulations.

(a) Except as set forth on Section 2.9 of the Company Disclosure Schedule, (i) the Company and each of its Subsidiaries is in compliance, in all material respects, with all applicable Environmental Laws; (ii) the Company and each of its Subsidiaries possess and are in compliance, in all material respects, with all Company Permits required pursuant to Environmental Laws; (iii) none of the Company or any of its Subsidiaries has received any written claim or notice of violation from any Governmental Entity alleging that the Company or any of its Subsidiaries is in material violation of, or liable under, any Environmental Law that is otherwise unresolved; and (iv) there are no Actions pending (or, to the knowledge of the Company, threatened) against the Company or any of its Subsidiaries and there are no Orders of, or before, any Governmental Entity which are binding upon the Company or any of its Subsidiaries, in each case, relating to Environmental Laws, except, in each case, as would not be material to the Company and its Subsidiaries taken as a whole.  This Section 2.9 sets forth the sole representation and warranty of the Company relating to environmental, health and safety matters, including those relating to Environmental Laws.

(b) As used herein, “Environmental Law” means any Law relating to (i) human health or safety as related to environmental protection or the protection or pollution of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land or subsurface land) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

(c) As used herein, “Hazardous Substance” means any substance, material or waste that is regulated, classified or otherwise characterized under, or pursuant to, an Environmental Law as “hazardous,” “toxic,” a “pollutant”, a “contaminant” or a “regulated substance.”

Section 2.10. Employee Benefit Plans.

(a) Section 2.10(a) of the Company Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), and each employment, severance, consulting or similar contract, plan, arrangement or policy and each other material employee benefit, pension, profit-sharing, savings, deferred compensation, bonus, incentive stock option, and welfare plan and program, whether or not subject to ERISA, of the Company or its Subsidiaries or any person that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) for the benefit of current or former employees, directors, or consultants of the Company or any of its Subsidiaries (the “Company Benefit Plans”).

(b) The Company has made available to Parent true and complete copies of each of the Company Benefit Plans and related documents, including (i) each writing constituting a part of such Company Benefit Plan (or in the case of an unwritten Company Benefit Plan, a written description thereof), including all amendments thereto and trust documents (if applicable), (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any, and (iii) the most recent determination letter from the IRS (if applicable) for such Company Benefit Plan.  Each of the Company Benefit Plans that is intended to be qualified under Section 401(a) of the Code and each trust established in connection with any such Company Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the “IRS”) and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued.

(c) (i)  Each of the Company Benefit Plans has been operated and administered in all material respects in accordance with its terms and the requirements of applicable Laws, including ERISA and the Code, (ii) no “prohibited transaction” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA that would result in material liability has occurred with respect to any Company Benefit Plan, (iii) there are no actions pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits in the ordinary course) by, on behalf of or against any of the Company Benefit Plans which could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries and (iv) no administrative investigation, audit or other administrative proceeding by any Governmental Entity with respect to a Company Benefit Plan is pending, in progress, or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan.  In all material respects, all contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any Company Benefit Plan to any funds or trusts established thereunder or in connection therewith have been timely made by the due date thereof.

(d) Neither the Company, any of its Subsidiaries or any ERISA Affiliate has, at any time within the last six years, maintained, contributed to, or had any obligation to contribute to, or has any liability (fixed or contingent) with respect to, any plan described in Section 413 of the Code, subject to Section 302 or Title IV of ERISA or to the funding requirements of Section 412 of the Code including any plan which constituted a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.

(e) Except as set forth on Section 2.10(e) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, alone or in combination with another event, (i) entitle any current or former employee, consultant, director, or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or under applicable Law, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant, director or officer or result in any payment or funding of compensation or benefits under any of the Company Benefit Plans, except as expressly provided in this Agreement, or (iii) give rise to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code.

(f) Except as disclosed in Section 2.10(f) of the Company Disclosure Schedule, each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder.

Section 2.11. Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.  There are no labor unions or other or other organizations that have filed a petition with the National Labor Relations Board or any other government entity since January 1, 2005 seeking certification as the collective bargaining representative of any employee of the Company or any of its Subsidiaries.   Since January 1, 2005, there has not been, and there is not pending or, to the knowledge of the Company, threatened, any (i) strike, lockout, slowdown, picketing or work stoppage with respect to any current or former employee of the Company or any Subsidiary or (ii) unfair labor practice charge, grievance or complaint filed or pending against the Company or any of the Subsidiaries.  To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries.

(b) Section 2.11(b) of the Company Disclosure Schedule contains a true and correct list of each employee of the Company and its Subsidiaries (the “Business Employees”) and, for each such Business Employee, Section 2.11(b)of the Company Disclosure Schedule identifies the following information:  (i) employer; (ii) job title; (iii) job location; (iv) date of hire; (v) amount of current base salary or hourly rate of pay (as applicable); (vi) target incentive compensation for 2007 (commission and/or bonus, as applicable); (vii) total compensation received in 2006; (viii) any other special compensation or perquisites (e.g. automobile allowance); (ix) status as exempt or non-exempt from applicable overtime Laws; (x) accrued but unused vacation or paid time off; and (xi) whether such person is on a leave of absence and, if so, the type of leave of absence and the expected date of return from such leave of absence.

(c) There are no claims pending or, to the knowledge of the Company, threatened, before any Governmental Entity or arbitral forum against the Company or any of its Subsidiaries asserting any breach of contract, tort, or violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, ERISA or any other similar federal, state or local employment Law.

(d) Since January 1, 2005, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) (or any similar state, local or foreign law)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary or (ii) a “mass layoff” (as defined in the WARN Act (or any similar state, local or foreign law)) affecting any site of employment or facility of the Company or any of the Subsidiaries.

(e) Except as set forth in Section 2.11(e) of the Company Disclosure Schedule, since January 1, 2005, the Company and each of the Subsidiaries has complied in all material respects with all Laws relating to the hiring of employees and the employment of labor, including provisions thereof relating to the calculation and payment of wages, hours, classification as exempt or non-exempt from applicable minimum wage and overtime Laws, equal opportunity, employment discrimination, harassment, and retaliation, disability rights or benefits, employee leave issues, immigration, occupational safety and health, collective bargaining and the payment of social security and other Taxes.

(f) In all material respects, the Company and each of the Subsidiaries currently, and since January 1, 2005, has completed and maintain in its files Form I-9s with respect to each of its employees.  Since January 1, 2005, neither the Company nor any of its Subsidiaries has received any notice from any Governmental Entity that any of its employees has a name or social security number that does not match the name or social security number maintained by any Governmental Entity.

(g) The Company and each of the Subsidiaries has no material liability for (i) any arrears of wages, severance pay or any penalty relating thereto for failure to comply with withholding and reporting all material amounts required by applicable Law or by agreement to be withheld and reported with respect to wages, salaries and other payments or (ii) with respect to any misclassification of any person as (A) an independent contractor rather than as an employee or (B) an employee exempt from state or federal minimum wage or overtime Laws.

(h) Except as set forth in Section 2.11(h) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to any contract, agreement, or arrangement with any employee or independent contractor receiving in excess of $50,000 of annual compensation from the Company or any Subsidiary that (i) restricts the right of the Company or any Subsidiary to terminate such person’s employment or consulting relationship without cause or without a specified notice period, or (ii) obligates the Company or any Subsidiary to pay severance equivalent to more than two weeks’ of such person’s base compensation or to provide vesting acceleration on shares, stock options, or other securities of the Company or any Subsidiary upon either a termination of such person’s employment or consulting relationship with the Company or any Subsidiary, or upon a change in control of the Company or any Subsidiary.

(i) To the knowledge of the Company, no officer, key employee, or group of employees of the Company or any Subsidiary has as of the date hereof given notice or indicated any intent to terminate their employment before the Closing Date or as a result of the transactions contemplated by this Agreement.

Section 2.12. Investigations; Litigation.  Except as set disclosed on Section 2.12 of the Company Disclosure Schedule, as of the date of this Agreement, (a) to the knowledge of the Company, there is no investigation, inquiry or review pending or threatened by any Governmental Entity with respect to the Company or any of its Subsidiaries and (b)(i) there are no material Actions pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties, at law or in equity, and (ii) there are no Orders of, or before, any Governmental Entity against or affecting the Company or any of its Subsidiaries or any of their respective properties.

Section 2.13. Tax Matters.

(a) Except as disclosed on Section 2.13 of the Company Disclosure Schedule, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all income Tax Returns and other material Tax Returns required to be filed by any of them as of the date of this Agreement and all such tax returns are true, correct and complete in all material respects, (ii) the Company and each of its Subsidiaries have paid all Taxes required to be paid by it (whether or not shown on any Tax Return), except Taxes which have not yet accrued or otherwise become due or that are being contested in good faith by appropriate proceedings, (iii) as of the date of this Agreement there are not pending or, threatened in writing, any audits, examinations, investigations, claims, disputes, actions or other proceedings in respect of Taxes against the Company or any of its Subsidiaries and since January 1, 2003 no claim for the assessment or collection of any Taxes has been asserted in writing against the Company or any of its Subsidiaries that has not been settled with all amounts due having been paid, (iv) no officer responsible for Tax matters of the Company has personal knowledge that any authority will propose or assess any additional material Taxes with respect to the Company or any Subsidiary (other than Taxes incurred in the ordinary course on income accruing after the date hereof), (v) neither the Company nor any of the Subsidiaries are presently the beneficiary of any extension of time within which to file any Tax Return, (vi) no written claim, or written notice of claim, has been made since January 1, 2003, by an authority in a jurisdiction where the Company or any of the Subsidiaries do not file Tax Returns, and no officer responsible for Tax matters of the Company has personal knowledge that the Company or any of the Subsidiaries is or may be subject to taxation by an authority in a jurisdiction where the Company or any of the Subsidiaries do not file Tax Returns, (vii) there are no liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of the Subsidiaries, (viii) the Company and each of the Subsidiaries have delivered to Parent true, correct and complete copies of all Tax Returns, ruling requests, private letter rulings, closing agreements, settlement agreements, tax opinions, examination reports and statements of deficiencies filed or received since January 1, 2003, (ix) neither the Company nor any of the Subsidiaries have waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to any material Tax payment, assessment, deficiency or collection, (x) since January 1, 2003, neither the Company nor any of the Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return nor does the Company or any of the Subsidiaries have any liability for Taxes of any other Person under Treasury Regulations § 1.1502-6 (or any similar provision of foreign, state or local Law), other than the consolidated group of which the Company is currently the parent corporation, (xi) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, (xii) neither the Company nor any of the Subsidiaries is a party to any Tax allocation, indemnity or sharing arrangement (other than agreements among the Company and any of its Subsidiaries and other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes), (xiii) the Company and each of the Subsidiaries has disclosed to the IRS all positions taken on their federal income Tax Returns which could give rise to a substantial understatement of Tax under Section 6662 of the Code and the Company and each of the Subsidiaries have not engaged in any transaction that could give rise to a disclosure obligation as a “listed transaction” under Section 6011 of the Code and Treasury Regulations promulgated thereunder during the four (4) year period ending on the date hereof, (xiv) neither the Company nor any of the Subsidiaries has any material income or gain reportable for a taxable period ending after the Closing Date but attributable to (A) a transaction occurring in, or (B) a change in accounting method made for, a taxable period beginning prior to the Closing Date which resulted in a deferred reporting of material income or gain from such transactions, a timing difference in the reporting of material income or gain between Tax and GAAP accounting methods or from such change in accounting method, (xv) neither the Company nor any of the Subsidiaries has distributed stock of another entity, and have not had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code, and (xvi) neither the Company nor any of the Subsidiaries are currently subject to a limitation pursuant to Section 382 or 383 of the Code or similar provisions of state, local or foreign law, other than with respect to the “ownership change” (within the meaning of Section 382 of the Code or a similar concept under the relevant state, local or foreign law) which occurred in 1997.

(b) As used in this Agreement, (i) “Tax” or “Taxes” means (A) any and all United States or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, escheat, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other person and (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of (1) being a  “transferee” of another person, (2) being a member of an affiliated, combined, consolidated or unitary group, or (3) any contractual liability and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return or declaration of estimated Taxes.  It is agreed and understood that no representation or warranty is made in respect of Tax matters in any Section of this Agreement other than this Section 2.13.

Section 2.14. Intellectual Property.

(a) Section 2.14(a) of the Company Disclosure Schedule contains a list of all of the following that are owned by either the Company or a Subsidiary of the Company:  (i) registered trademarks and applications for registration of trademarks; (ii) issued patents and pending patent applications; (iii) registered copyrights and (iv) Internet domain names, in each case in U.S. and foreign jurisdictions (collectively, “Company Registered Intellectual Property”).  Section 2.14(a)  of the Company Disclosure Schedule also contains a list of any (y) proceedings or actions pending as of the date of this Agreement before any court, arbitrator or mediator, and (z) any adversarial proceedings in the United States Patent and Trademark Office (including inter partes proceedings) related to any of the Company Registered Intellectual Property.

(b) Either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted (collectively, the “Company Intellectual Property”).

(c) Except as set forth on Section 2.14(c) of the Company Disclosure Schedule, the Company has not received written notice of any pending claims and, to the knowledge of the Company, there are no threatened claims by any person alleging infringement by the Company or any of its Subsidiaries of any third-party Intellectual Property.

(d) Except as set forth on Section 2.14(d) of the Company Disclosure Schedule, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, and the conduct of the business of the Company and its Subsidiaries has not at any time since January 1, 2005 infringed, any Intellectual Property of any person.

(e) Except as set forth on Section 2.14(e) of the Company Disclosure Schedule, neither the Company, its Subsidiaries, nor any of its or their employees or representatives has received from any Person any (i) written notice claiming that any operation, act, product, technology or service of the Company or its Subsidiaries (including products, technologies and services currently under development) infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under any Law or (ii) written notice of third party patent or other Intellectual Property rights from a putative or potential licensor of such rights.

(f) To the knowledge of the Company, no person is infringing any Company Intellectual Property.

(g) The Company and its Subsidiaries have taken commercially reasonable steps (i) to protect and preserve ownership of all Company Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries and (ii) to protect their rights in confidential information and trade secrets of the Company.

(h) As used herein “Intellectual Property” means all (i) patents and patent applications, together with reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations thereof, (ii) trademarks, service marks, trade dress, logos, trade names and Internet domain names, and applications, registrations, and renewals in connection therewith, and all goodwill associated therewith, (iii) copyrightable works, copyright registrations and applications for registration thereof and renewals thereof), (iv) trade secrets, know-how, improvements and inventions, and (v) computer software (including source code, data, databases and related documentation).

Section 2.15. Real Property.  Except as set forth in Section 2.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns or has owned any real property since March 1, 2005.  Section 2.15 of the Company Disclosure Schedule contains a complete and accurate list as of the date of this Agreement of all leases, subleases or other similar arrangements pursuant to which the Company or any of its Subsidiaries leases any interest in real property (the “Leases“).  True, correct and complete copies of the Leases have been provided to Parent prior to the date of this Agreement.  The Company or a Subsidiary of the Company has valid leasehold interests in all of its leased properties, free and clear of all Liens (except for Permitted Liens and all other title exceptions, defects, encumbrances and other matters, whether or not of record, which do not materially affect the continued use of the property for the purposes for which the property is currently being used by the Company or a Subsidiary of the Company as of the date of this Agreement).  The Leases constitute the valid and binding obligations of the Company or its Subsidiaries, as applicable, as tenants, enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exception.  To the knowledge of the Company, no condemnation or similar proceeding has been commenced or threatened against the real property subject to the Leases.  To the knowledge of the Company, none of the real property subject to the Leases has been materially damaged or destroyed, and the real property subject to the Leases, together with all fixtures and improvements thereon, are in good working order and condition.  The Company and its Subsidiaries that are the applicable tenants under the Leases (i) are not in material breach under Leases to which they are parties, and to their knowledge, the landlords are not in material breach under the Leases to which they are parties, (ii) have not prepaid any rents or other amounts payable under the Leases more than 30 days in advance, and have not paid any security deposits and (iii) have obtained all necessary material certificates, permits, licenses and other approvals, governmental and otherwise, necessary for the use, occupancy and operation of the leased premises and the conduct of their business (including certificates of completion and certificates of occupancy) and all required zoning, building code, land use and other similar permits or approvals, all of which are in full force and effect as of the date of this Agreement and, to the knowledge of the Company, not subject to revocation, suspension, forfeiture or modification.

Section 2.16. Assets; Personal Property.  The Company or a Subsidiary of the Company is in possession of and has good title to, or valid leasehold interests in or valid rights under contract to use, such machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or its Subsidiaries that are material to the Company or its Subsidiaries, free and clear of all Liens other than Permitted Liens.

Section 2.17. Customers and Suppliers.  Section 2.17 of the Company Disclosure Schedule sets forth a list of names of (i) the twenty largest customers of the Company in terms of sales for the calendar year ended December 31, 2007 (each, a “Material Customer”) and (ii) the ten largest suppliers of the Company in terms of purchases for the calendar year ended December 31, 2007 (each, a “Material Supplier”) and includes the net sales or purchases by the Company attributable to each such customer or supplier for such period.  To the knowledge of the Company, no Material Customer or Material Supplier intends or expects to (x) cease doing business with the Company, (y) materially decrease the amount of business it does with the Company or (z) materially and adversely modify the nature and type of the business it does with the Company.

Section 2.18. Key Salespersons.  Section 2.18 of the Company Disclosure Schedule sets forth a list of names of (a) the top ten salespersons of the Company and its Subsidiaries (determined by sales volume for 2007) in the imaging business and (b) the top ten salespersons of the Company and its Subsidiaries (determined by sales volume for 2007) in the prototype business (collectively, “Key Salespersons”), together with the sales generated by each Key Salesperson for the year ended December 31, 2007.  To the knowledge of the Company, no Key Salesperson intends or expects to cease working for the Company.

Section 2.19. Information in Proxy Statement.  None of the information contained or incorporated by reference in the Proxy Statement as of the date it is first mailed to holders of Company Common Stock, and at the time of the Company Meeting, or in any amendment or supplement thereto, as of the date it is filed with the SEC, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied in writing by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.  The Proxy Statement will comply as to form in all material respects with the Exchange Act.

Section 2.20. Insurance.  Section 2.20 of the Company Disclosure Schedule lists all of the Company’s and its Subsidiaries’ material insurance policies relating to the assets, business, officers or directors of the Company and its Subsidiaries.  All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by Company or any of its Subsidiaries are, in all material respects, in character and amount and with such deductibles and retained amounts as are generally carried by persons engaged in similar businesses and subject to the same or similar perils or hazards.  Since March 1, 2005, to the knowledge of the Company, the Company has maintained such policies and other forms of insurance continuously and without interruption.  There is no material claim pending under any of such policies as to which, to the knowledge of the Company, coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which, to the knowledge of the Company, such underwriters have reserved their rights.  All premiums due and payable under all such policies have been paid and, to the knowledge of the Company, as of the date hereof, except as set forth on Section 2.20 of the Company Disclosure Schedule, there are no unresolved audits or investigations by any carrier with respect to the amount of premiums due under any policy.  The Company is in compliance in all material respects with the terms of such policies.  The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

Section 2.21. Required Vote of the Company Stockholders.  Except as set forth on Section 2.21 of the Company Disclosure Schedule, subject to the accuracy of the representations and warranties of Parent and Merger Sub contained in ARTICLE III hereof, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock on the record date for the Company Meeting to adopt this Agreement and the Merger is the only vote of holders of securities of the Company necessary to approve this Agreement, the Merger and the transactions contemplated hereby (the “Company Stockholder Approval”).

Section 2.22. Affiliate Transactions.  Except for the Support Agreement and any employment, severance, retention or similar agreements disclosed in Section 2.8 of the Company Disclosure Schedule, there are no transactions, agreements, arrangements or understandings between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any director, officer, employee, stockholder or affiliate of the Company or any of its Subsidiaries, on the other hand.

Section 2.23. Finders or Brokers.  Except for Robert W. Baird & Co. Incorporated and Houlihan Lokey Howard & Zukin Financial Advisors, Inc., neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with the Merger and the other transactions contemplated by this Agreement.

Section 2.24. Opinion of Financial Advisors.  The Company Board has received the written opinion of Robert W. Baird & Co. Incorporated dated March 28, 2008, substantially to the effect that, as of such date, and based upon and subject to the assumptions, qualifications and limitations set forth therein, the $5.75 in cash per share to be received by the holders of Company Common Stock in the Merger (the “Merger Consideration”) is fair to such holders (other than with respect to Stonington Partners, Inc. and its affiliates, including funds controlled by them) from a financial point of view.  The Special Committee has received the written opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., dated March 28, 2008, substantially to the effect that, as of such date, and based upon and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration is fair to the holders of the Company Common Stock (other than with respect to Stonington Partners, Inc. and its affiliates, including funds controlled by them) from a financial point of view.

Section 2.25. State Anti-Takeover Statutes.  The Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL, any other similar applicable Law, or in the Company Charter or Company Bylaws, are not applicable to this Agreement and the transactions contemplated hereby, including the Merger.  No other “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Law or regulation of any jurisdiction is, or at the Effective Time will be, applicable to the Company, the execution and delivery of this Agreement, the Support Agreement, the Merger or the other transactions contemplated by this Agreement or the Support Agreement.

Section 2.26. Additional Payments; Other Matters.

(a) Except as set forth in Section 2.26(a) of the Company Disclosure Schedule, all earnout payments, contingent payments, deferred payments, tax reimbursements or any other similar payments or obligations (collectively, “Additional Payments”) relating to the acquisitions of Color Edge, Inc., Color Edge Visual, Inc., Comp 24, LLC, Crush Creative, Inc., Dennis Curtin Studios, Inc., Advertising Props, Inc. and Fuel Digital, Inc. (collectively, the “Business Acquisitions”) with respect to periods ending on or before December 31, 2007 have been made in full and are not subject to any negotiation, claim, reservation, arbitration, litigation or other dispute by any Person.

(b) The maximum amount of all Additional Payments relating to the Business Acquisitions that may be paid with respect to periods ending after December 31, 2007 is set forth in Section 2.26(b) of the Company Disclosure Schedule.  Agreements to settle the payment of such Additional Payments (other than with respect to Color Edge, Inc. and Color Edge Visual, Inc.) are in full force and effect and have been provided to Parent prior to the date of this Agreement.

(c) With respect to the claims (“Color Edge Claims”) by the former stockholders of Color Edge Inc. and Color Edge Visual, Inc. that amounts are due to them pursuant to Section 2.6 of the Color Edge Agreements (as defined below), (i) the Company is not a party to any agreement, written or oral, with respect to the earnout amounts due to such former stockholders other than the Color Edge Agreements, (ii) all correspondence between such former stockholders and the Company and their respective counsel and representatives relating to the Color Edge Claims have been provided to Parent prior to the date hereof and (iii) the calculations set forth on Section 2.26(c) of the Company Disclosure Schedule of the amount due to the former stockholders pursuant to Section 2.6 of the Color Edge Agreements are true and correct in all material respects and are consistent with the financial records of the Company and the Color Edge Agreements.  “Color Edge Agreements” means (i) that certain asset purchase agreement by and among MCEI, LLC, the Company, Color Edge, Inc. and certain shareholders of Color Edge, Inc. dated as of December 24, 2004, as amended on March 1, 2005 and April 17, 2006 and (ii) that certain asset purchase agreement by and among MCEV, LLC, the Company, Color Edge Visual, Inc., Photobition New York, Inc. and certain shareholders dated as of December 24, 2004, as amended on March 1, 2005 and April 17, 2006.

Section 2.27. Outstanding Net Debt.  The aggregate amount of indebtedness outstanding as of the date hereof of the Company and its Subsidiaries for borrowed money is not in excess of the applicable amount set forth in Section 2.27 of the Company Disclosure Schedule.  The aggregate amount of the cash and cash equivalents of the Company and its Subsidiaries as of the date hereof is not less than the applicable amount set forth in Section 2.27 of the Company Disclosure Schedule.

Section 2.28. Transaction Expenses.  Section 2.28 of the Company Disclosure Schedule sets forth (a) the aggregate maximum amount of all fees and expenses that may be paid or incurred by the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement, including the maximum amount of such fees and expenses that may be paid to: (i) Robert W. Baird & Co. Inc. or Houlihan Lokey Howard & Zukin Financial Advisors, Inc.; (ii) Weil, Gotshal & Manges LLP, Rosner & Napierala, LLP or any other legal counsel; (iii) any independent accountants; and (iv) any other advisors, consultants, agents and representatives (collectively, the “Maximum Transaction Fee Amount”) and (b) the amount of such Maximum Transaction Fee Amount, for each of the categories set forth in Section 2.8(a)(i)-(iv), that has been paid by the Company on or prior to the date of this Agreement.

Section 2.29. No Additional Representations.  Other than representations or warranties made in this ARTICLE II, the Company makes no other representations or warranties with respect to the transactions contemplated by this Agreement.  The representations and warranties set forth in this ARTICLE II are made solely by the Company, and no representative of the Company or any Affiliate thereof shall have any responsibility or liability related thereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 3.1. Qualification; Organization, Subsidiaries, etc.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.  Each of Parent and Merger Sub is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification and good standing, except where the failure to be so qualified or in good standing, would not, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”).  Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the certificate of incorporation and bylaws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date of this Agreement.

Section 3.2. Corporate Authority Relative to This Agreement; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub, and, except with respect to the Merger for the adoption thereof by Parent, as the sole stockholder of Merger Sub, which shall be obtained promptly after the execution of this Agreement, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement has been duly executed and delivered by the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Other than in connection with or in compliance with (i) the provisions of the DGCL and (ii) the Exchange Act (collectively, the “Parent Approvals”), no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and, except as described in Section 3.2(b), the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended, of Parent or Merger Sub or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.3. Investigations; Litigation.  To the knowledge of Parent, (a) there is no investigation or review pending or threatened by any Governmental Entity with respect to Parent or any of its Subsidiaries which would have, individually or in the aggregate, a Parent Material Adverse Effect, and (b) there are no material actions, suits or proceedings pending (or, to Parent’s knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case, which would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.4. Financing.  Parent and Merger Sub have all of the funds necessary for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the Merger Consideration, the Redemption Amount and the Option Consideration (in the aggregate, and inclusive of any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation).

Section 3.5. Commitment Agreement.  Concurrently with the execution of this Agreement, American Capital Strategies, Ltd. (“ACAS”) has delivered to the Company a commitment agreement addressed to the Company in the form attached as Exhibit C to this Agreement, guaranteeing certain obligations of Parent and Merger Sub, respectively, under this Agreement (the “Commitment Agreement”).  The Commitment Agreement constitutes the legal, valid and binding obligation of ACAS, enforceable in accordance with its terms.

Section 3.6. Capitalization of Merger Sub; No Prior Activities.  As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly by Parent.  Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub.  Merger Sub has not conducted any business prior to the date of this Agreement and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 3.7. Information in Proxy Statement.  None of the information supplied or to be supplied in writing by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, at the date such Proxy Statement is first mailed to holders of Company Common Stock, and at the time of the Company Meeting, or in any amendment or supplement thereto, as of the date it is filed with the SEC, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.8. Finders or Brokers.  Neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with the Merger and the other transactions contemplated by this Agreement.

Section 3.9. Lack of Ownership of Company Common Stock.  Except for the Support Agreement, there are no voting trusts or other agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries nor are there any agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 3.10. Solvency.  Immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated hereby), (i) none of the Surviving Corporation or any of its Subsidiaries will have incurred debts beyond its ability to pay such debts as they mature or become due, the then present fair salable value of the assets of each of the Surviving Corporation and each of its Subsidiaries will exceed the amount that will be required to pay its respective probable liabilities (including the probable amount of all contingent liabilities) and its respective debts as they become absolute and matured, (ii) the assets of each of the Surviving Corporation and each of its Subsidiaries, in each case at a fair valuation, will exceed its respective debts (including the probable amount of all contingent liabilities) and (iii) none of the Surviving Corporation or any of its Subsidiaries will have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, the Company or any Subsidiary of the Company.

Section 3.11. No Additional Representations.  Other than representations or warranties made in this ARTICLE III, Parent and Merger Sub make no other representations or warranties as to any matter whatsoever.  The representations and warranties set forth in this ARTICLE III are made solely by Parent and Merger Sub, and no representative of Parent and Merger Sub or any affiliate thereof shall have any responsibility or liability related thereto.

Section 3.12. Acknowledgement Regarding Company Representations.  Parent acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in ARTICLE II, and neither the Company nor any other person shall be subject to any liability to Parent or any other person resulting from the Company’s making available to Parent or Parent’s use of such information or any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in the “data room,” other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement.  Without limiting the foregoing, the Company does not, and shall not be deemed to have made, and hereby disclaims, any representation, warranty or guarantee, express or implied, as to any financial forecast, revenue projection or financial model or other prospective information made available by the Company or its Representatives to Parent, Merger Sub or any of their respective Representatives.  It is understood and agreed that Parent and Merger Sub are solely responsible for developing for itself, together with its Representatives, any such financial forecasts, revenue projections and financial models and assessing any prospective events concerning the Company in connection with the transactions contemplated hereby.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.1. Conduct of Business by the Company and Parent.

(a) From and after the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 6.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent, (iii) as required by this Agreement or (iv) as set forth in Section 4.1 of the Company Disclosure Schedule, the Company shall, and shall cause each Subsidiary to, conduct its business in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact its current business organization, keep available the services of its and their current officers and employees and maintain their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them.

(b) Subject to the exceptions contained in clauses (i) through (iv) of Section 4.1(a), but without limiting the generality of Section 4.1(a), the Company covenants and agrees with Parent, on behalf of itself and its Subsidiaries, that between the date of this Agreement and the earlier of the Effective Time and the Termination Date, the Company:

(i) shall not declare, set aside or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (i) dividends and distributions paid or made to the Company by Subsidiaries and (ii) as set forth in Section 4.1(b)(i) of the Company Disclosure Schedule;

(ii) shall not, and shall not permit any of its Subsidiaries to, (i) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction, or (ii) purchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(iii) except as set forth in Section 4.1(b)(iii) of the Company Disclosure Schedule, as required by a Company Benefit Plan or an existing agreement disclosed in Section 2.8(a)(x) of the Company Disclosure Schedule, or as otherwise required by applicable Law (including Section 409A of the Code), shall not, and shall not permit any of its Subsidiaries to (A) increase the compensation or other benefits payable or provided to the Company’s directors or officers, (B) enter into or amend any employment, change of control, severance or retention agreement with any officer of the Company, (C) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, or (D) hire or terminate any employees outside the ordinary course of business;

(iv) shall not, and shall not permit any of its Subsidiaries to, change financial accounting policies or procedures or any of its methods of reporting income, deductions or other items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(v) shall not, and shall not permit any of its Subsidiaries to, adopt any amendments to its certificate of incorporation or bylaws or similar applicable charter documents;

(vi) except as set forth in Section 4.1(b)(vi) of the Company Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options outstanding on the date of this Agreement), other than (A) issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options outstanding on the date of this Agreement and (B) the sale of shares of Company Common Stock pursuant to the exercise of options to purchase Company Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes;

(vii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries and except in the ordinary course of business consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(viii) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

(ix) except as set forth in Section 4.1(b)(ix) of the Company Disclosure Schedule or for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its material properties or assets, including the capital stock of Subsidiaries, except (A) pursuant to existing agreements in effect prior to the execution of this Agreement or (B) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby;

(x) shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Subsidiaries, taken as a whole;

(xi) except as set forth in Section 4.1(b)(xi) of the Company Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any material litigation other than settlements of, or compromises for, any litigation where the amounts paid or to be paid are covered by insurance coverage maintained by the Company;

(xii) shall not, and shall not permit any of its Subsidiaries to, enter into any settlement, conciliation or similar agreement with any Governmental Entity or that requires payment of any material consideration after the execution date of this Agreement;

(xiii) except as set forth in Section 4.1(b)(xiii) of the Company Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, modify, amend, terminate or waive any rights under any Company Material Contract in any material respect in a manner which is adverse to the Company;

(xiv) shall not, and shall not permit any of its Subsidiaries to, enter into any Company Material Contracts other than in the ordinary course of business consistent with past practice;

(xv) except as set forth in Section 4.1(b)(xv) of the Company Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, make any capital expenditure or commitments with respect thereto in excess of $100,000 individually or $500,000 in the aggregate;

(xvi) shall not, and shall not permit any of its Subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents that were publicly available on or prior to date of this Agreement or incurred in the ordinary course of business;

(xvii) shall not make or change any Tax election not consistent with past practice, file any amended Tax Return, enter into any closing agreement, settle or compromise any proceeding with respect to any material Tax claim or assessment relating to the Company, surrender any right to claim a refund of material Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or change an annual accounting period, adopt or change any accounting method (including any Tax accounting method); and

(xviii) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

Section 4.2. Access to Information; Confidentiality.

(a) The Company shall afford to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours upon reasonable prior notice to the Company, throughout the period from the date of this Agreement to the earlier to occur of the Effective Time and the Termination Date, to its and its Subsidiaries’ Representatives, properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws.  Notwithstanding the foregoing, the Company shall not be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, would result in a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of any applicable Law, nor shall Parent or any of its Representatives be permitted to perform any onsite procedure (including any onsite environmental study) with respect to any property of the Company or any of its Subsidiaries.

(b) To the extent permitted by Law, the Company shall cause its and its Subsidiaries’ officers and employees to assist, and shall use its commercially reasonable efforts to cause its and their other Representatives to assist, Parent and its Representatives in their planning and preparation with respect to the operation of the business of the Company and its Subsidiaries from and after the Closing, including with respect to budget, strategy and other matters.

(c) Parent hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement, executed on January 9, 2007, between the Company and American Capital Strategies, Ltd. (the “Confidentiality Agreement”).

Section 4.3. No Solicitation of Transactions.

(a) The Company shall, and shall cause its Subsidiaries and shall direct the Company’s Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties (other than Parent, Merger Sub and Parent’s Representatives) that may be ongoing as of the date of this Agreement with respect to an Alternative Proposal.  The Company shall not, and shall cause each of its Subsidiaries and shall direct the Company’s Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any Alternative Proposal, (ii) enter into any agreement or agreement in principle with respect to an Alternative Proposal or enter into any agreement requiring the Company to abandon, terminate or fail to consummate the Merger or breach its obligations under this Section 4.3, (iii) engage in, participate in or continue in any way any negotiations or discussions regarding, or furnish or disclose to any third party any information with respect to, any Alternative Proposal or (iv) provide access to its properties, books or records or furnish any information to any person with respect to any Alternative Proposal; provided, however, that at any time prior to obtaining the Company Stockholder Approval, in response to an unsolicited written Alternative Proposal that the Special Committee or the Company Board (A) reasonably believes is bona fide and (B) determines in good faith, after consultation with a financial advisor of nationally recognized reputation, constitutes, or could reasonably be expected to lead to, a Superior Proposal, the Company may, subject to compliance with Section 4.3(b), (x) furnish information with respect to the Company and its Subsidiaries to the person making such Alternative Proposal (and its Representatives) pursuant to an executed confidentiality agreement that contains provisions which are no less favorable to the Company than those contained in the Confidentiality Agreement; provided that all such information have previously been made available to Parent or is made available to Parent prior to, or concurrently with, the time it is provided to such person, and (y) participate in discussions with or negotiations with the person making such Alternative Proposal (and its Representatives) regarding such Alternative Proposal.  Notwithstanding the foregoing, nothing in this Section 4.3(a) shall prohibit the Company from contacting and engaging in discussions with any person who has made an unsolicited bona fide written Alternative Proposal after the date of this Agreement solely for the purpose of clarifying such Alternative Proposal and any material terms, and the conditions to consummation, thereof so as to determine whether it could be reasonably expected for such Alternative Proposal to lead to a Superior Proposal.

(b) The Company shall promptly, and in any event within forty-eight (48) hours, advise Parent orally and in writing of the Company’s receipt of any Alternative Proposal or any inquiry that would reasonably be expected to lead to any Alternative Proposal, the identity of the person making any such Alternative Proposal and a copy of such Alternative Proposal (or, where no such copy is available, a written description of the principal terms and conditions thereof) prior to furnishing any information or participating in any discussions permitted by this Section 4.3 with respect to such Alternative Proposal.  The Company shall (i) keep Parent reasonably informed of the status (including any change to the terms and conditions thereof) of any such Alternative Proposal and (ii) provide to Parent promptly after receipt or delivery thereof, and in any event within forty-eight (48) hours, with copies of all written correspondence and other written material sent by the Company or any Representative to, or provided to the Company or any Representative from, any person in connection with any Alternative Proposal.  Promptly upon determination by the Special Committee or the Company Board that an Alternative Proposal constitutes a Superior Proposal in accordance with Section 4.3(a), the Company shall deliver to Parent a written notice advising it that the Special Committee or the Company Board has made such determination, specifying the material terms and conditions of such Superior Proposal and the identity of the person making such Superior Proposal.

(i) As used in this Agreement, “Alternative Proposal” shall mean any proposal or offer made by any person prior to the receipt of the Company Stockholder Approval (other than a proposal or offer by Parent or any of its Subsidiaries) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the acquisition by any person of fifteen percent (15%) or more of the assets of the Company and its Subsidiaries, taken as a whole or (iii) the acquisition by any person of fifteen percent (15%) or more of the outstanding shares of Company Common Stock.

(ii) As used in this Agreement “Superior Proposal” shall mean an Alternative Proposal (substituting 50% for the 15% thresholds set forth in the definition of “Alternative Proposal”) made by any person (i) on terms that the Special Committee or the Company Board determines in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, would, if consummated, result in a transaction that is more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement, taking into account (x) all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement or the transactions contemplated by this Agreement) and (y) the anticipated timing, financing certainty, risk of non-consummation and prospects for completion of such proposal; and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal as well as the then prevailing conditions in the securities, credit and financial markets.

Section 4.4. Company Board Recommendation.

(a) Subject to the terms of Section 4.4(b) hereof, the Company Board shall make the Recommendation.

(b) Notwithstanding any provision of this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Company Board (upon the recommendation of the Special Committee) may (i) withdraw, modify or qualify in a manner adverse to Parent the Recommendation, (ii) approve or recommend a Superior Proposal (any action described in the foregoing clause (i) or this clause (ii), a “Company Adverse Recommendation Change”), and/or (iii) enter into an agreement or agreements regarding a Superior Proposal, if (x) in the case of an action described in any such clause above, the Special Committee or the Company Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties to the Company stockholders under applicable Law and (y) in the case of an action described in clause (iii) above, the Company simultaneously terminates this Agreement in accordance with the provisions of Section 6.1(e)(ii) hereof and concurrently pays the Termination Fee in accordance with the provisions of Section 6.3(a)(i) hereof.

(c) Nothing in this Agreement shall prohibit or restrict the Company, the Special Committee or the Company Board from (i) taking and/or disclosing to the stockholders of the Company a position contemplated by Rule 14e-2 promulgated under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the Company stockholders if, in the good faith judgment of the Company Board, after consultation with outside legal counsel, such disclosure would be reasonably necessary under applicable Law (including in order to comply with its fiduciary duties to Company stockholders under Delaware Law and under Rules 14d-9 and 14e-2 promulgated under the Exchange Act).

Section 4.5. Proxy Statement.  Subject to the terms and conditions of this Agreement, as soon as reasonably practicable following the date of this Agreement, the Company and Parent shall jointly prepare, and the Company shall file with the SEC, a proxy statement, letter to holders of Company Common Stock, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the holders of Company Common Stock in connection with the solicitation of proxies for use at the Company Meeting, and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Proxy Statement”).  The Company and Parent, as the case may be, shall promptly furnish all information concerning the Company on the one hand, or Parent and Merger Sub on the other hand, that may be required by applicable securities Laws or reasonably requested by the other Party hereto in connection with the preparation and filing with the SEC of the Proxy Statement.  Subject to the terms and conditions of this Agreement and all applicable Laws, the Company shall use commercially reasonable efforts to cause the Proxy Statement to be disseminated to the holders of Company Common Stock as promptly as practicable following the clearance thereof by the SEC.  If at any time prior to the Company Meeting, any information relating to the Company, Parent, or Merger Sub, or any of their respective directors, officers or affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party hereto, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable Law, disseminated to the holders of Company Common Stock.  The Company shall provide Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement and any amendments or supplements thereto, prior to the filing thereof with the SEC.  The Company shall promptly advise Parent of any oral comments received from the SEC or its staff with respect to the Proxy Statement and shall provide to Parent and its counsel any and all written comments that the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after receipt thereof.

Section 4.6. Company Meeting.

(a) The Company shall, in accordance with its certificate of incorporation and bylaws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Proxy Statement is cleared by the SEC, a meeting of the holders of shares of Common Stock (the “Company Meeting”) for the sole purpose of seeking the Company Stockholder Approval.  Unless the Company Board has made a Company Adverse Recommendation Change pursuant to Section 4.4(b), the Company Board shall recommend adoption of this Agreement and include in the Proxy Statement the Recommendation. Notwithstanding anything to the contrary set forth in this Agreement, the Company’s obligation to establish a record date for, call, give notice of, convene and hold the Company Meeting pursuant to this Section 4.6 shall not be limited to, or otherwise affected by, the commencement, disclosure, announcement or submission to the Company of any Alternative Proposal unless this Agreement has been terminated in accordance with the terms hereof.

(i) Each of Parent and Merger Sub shall vote all shares of Company Common Stock beneficially owned by it or any of its respective Subsidiaries as of the applicable record date in favor of the adoption of this Agreement in accordance with the DGCL at the Company Meeting or otherwise.

Section 4.7. Employee Matters.

(a) For a period of nine (9) months following the Effective Time, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, provide each employee of the Company and its Subsidiaries (“Company Employees”) with compensation (other than equity-based compensation), welfare and retirement benefits that are no less favorable, in the aggregate, than the compensation (other than equity-based compensation), welfare and retirement benefits provided to Company Employees pursuant to the Company Benefit Plans in effect immediately prior to the Effective Time (excluding any benefits provided under a defined benefit retirement plan and any retiree medical benefits).

(b) For purposes of determining vesting and eligibility to participate (but not for accrual of benefits other than determining the level of vacation plan accrual and severance benefits) under the employee benefit plans of Parent, Surviving Corporation and their Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, except to the extent such service credit would result in any duplication of benefits.  In addition, and without limiting the generality of the foregoing, to the extent permitted by applicable Law and the relevant insurance carriers: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent, Surviving Corporation and their Subsidiaries shall, cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and Parent, Surviving Corporation and their Subsidiaries shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Nothing contained in this Agreement (i) shall require Parent, Surviving Corporation or any of their Subsidiaries to continue to employ any particular Company Employee following the Closing Date for any particular period of time or (ii) shall constitute or be construed as an amendment of any Company Benefit Plan.

Section 4.8. Reasonable Best Efforts to Complete.

(a) Subject to the terms and conditions set forth in this Agreement (including for the avoidance of doubt Section 6.3(c)), each of the Parties hereto shall use (and cause its respective affiliates to use) reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement (including the Merger), including using reasonable best efforts in:  (i) causing the conditions to the Merger set forth in ARTICLE V hereof to be satisfied or fulfilled; (ii) obtaining all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (iii) obtaining all necessary consents, approvals or waivers from third parties; (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement (including the Merger) and (v) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement (including the Merger).

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals; (ii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby (including the Merger), and (iii) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions.  The Company and Parent shall permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed written communication to any Governmental Entity.  Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

Section 4.9. Takeover Statute.  If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 4.10. Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may reasonably be necessary and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares of Company Common Stock and including the deemed disposition and cancellation of the Company Options in the Merger) or Company Convertible Preferred Stock by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 4.11. Certain Notices.  At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 6.1 and the Effective Time:

(a) The Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that either of the conditions set forth in Section 5.3(a) could not be satisfied as of the Outside Date; provided, however, that (i) the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 4.11(a) and (ii) the delivery of any notice pursuant to this Section 4.11(a) shall not cure any breach of any representation or warranty requiring disclosure of such matter at or prior to the execution of this Agreement or otherwise limit or affect the remedies available hereunder to the Party receiving such notice.

(b) The Company shall give prompt notice to Parent of (i) any notice or other communication received by it from any third party subsequent to the date of this Agreement and prior to the Effective Time to which the Company has knowledge alleging any material breach of or material default under any Company Material Contract, or (ii) any notice or other communication received by the Company from any third party subsequent to the date of this Agreement and prior to the Effective Time to which the Company has knowledge alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that (i) the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 4.11(b) and (ii) the delivery of any notice pursuant to this Section 4.11(b) shall not cure any breach of any representation or warranty requiring disclosure of such matter at or prior to the execution of this Agreement or otherwise limit or affect the remedies available hereunder to the Party receiving such notice.

(c) Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by it or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that (i) the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 4.11(c) and (ii) the delivery of any notice pursuant to this Section 4.11(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter at or prior to the execution of this Agreement or otherwise limit or affect the remedies available hereunder to the Party receiving such notice.

Section 4.12. Public Announcements.  The Company and Parent (on behalf of itself and Merger Sub) will consult with and to the extent reasonably practicable shall provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.

Section 4.13. Indemnification and Insurance.  (a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificate of incorporation or bylaws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect.  For a period of six (6) years after the Effective Time, Parent shall, to the fullest extent permitted by Law, cause the Surviving Corporation to honor all the exculpation, indemnification and advancement of expenses provisions of the Company’s and each of its Subsidiaries’ certificates of incorporation and bylaws or similar organization documents in effect immediately prior to the Effective Time, or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors and officers in existence as of the date of this Agreement and set forth in Section 4.13 of the Company Disclosure Schedule and for acts or omissions by such directors and officers occurring prior to the Effective Time.

(b) From and after the Effective Time, each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law and, without limiting the foregoing, as required pursuant to any indemnity agreements of the Company or any Subsidiary of the Company set forth in Section 4.13 of the Company Disclosure Schedule, indemnify and hold harmless each current director or officer of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any actual or threatened claim, arbitration, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of or pertaining to such Indemnified Party’s service as a director or officer of the Company or any of the Company’s Subsidiaries or services performed by such person at the request of the Company or any of the Company’s Subsidiaries, including (i) any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, and (ii) any claim arising from the transactions contemplated herein, and any actions taken by Parent and/or Merger Sub with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries which is alleged to have rendered the Surviving Corporation and/or any of its Subsidiaries insolvent).  Without limiting the foregoing, the Surviving Corporation shall also advance costs and expenses (including attorneys’ fees) as incurred by any Indemnified Party as soon as reasonably practicable after receipt by Parent of a written request for such advance to the fullest extent permitted under applicable Law; provided that the person to whom expenses are advanced provides an undertaking in customary form, consistent with the practices of the Company prior to the Effective Time, to repay such advances if it is ultimately determined that such person is not entitled to indemnification (it being understood and agreed that the Surviving Corporation shall not require the posting of any bond or any other security for such undertaking).  In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.  Notwithstanding the foregoing, Parent shall not be required to indemnify any Indemnified Party for Actions resulting from fraud or from conduct that results in criminal conviction of such Indemnified Party.  Neither Parent nor the Surviving Corporation shall settle any litigation or other suit, action or proceeding to which an Indemnified Party is a party on terms obligating it to breach its obligations under this Section 4.13.

(c) Prior to the Effective Time, Parent shall cause the Surviving Corporation, effective  as of the Effective Time, to obtain and fully pay the premium for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period commencing with the Effective Time and continuing for at least six (6) years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby).  If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time (or, with respect to the fiduciary liability insurance portion of the D&O Insurance only, at the option of Parent in lieu of the obligations set forth in the previous sentence), the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 200% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) The obligations under this Section 4.13 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the policies referred to in Section 4.13 hereof (and their heirs and representatives)) (collectively, “Indemnified Persons”) without the prior written consent of such affected Indemnified Person.  Each of the Indemnified Persons is intended to be a third party beneficiary of this Section 4.13, with full rights of enforcement as if a party thereto.  The rights of each Indemnified Person hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Person may have under the certificate of incorporation or bylaws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise.  The provisions of this Section 4.13 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Persons.

(e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 4.13.

Section 4.14. Debt Payoff Letters.  The Company shall use reasonable best efforts to assist Parent in obtaining payoff letters (and UCC-3 termination statements or the equivalent or similar documentation providing for the release of security interests) from all lenders with respect to all outstanding indebtedness of the Company or any of its Subsidiaries for borrowed money on the Closing Date (collectively, “Payoff Documents”), in each case in connection with the refinancing by Parent of any such indebtedness.

Section 4.15. Cooperation with Financing.  At the reasonable request of Parent, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, reasonably cooperate with Parent and its Representatives in connection with the arrangement and syndication of any debt financing that may be entered into by Parent in connection with the transactions contemplated by this Agreement, provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries.

Section 4.16. Cooperation on Letters of Credit.  The Company and Parent shall use their reasonable best efforts to (i) cause replacement letters of credit to be issued by financial institutions selected by Parent to the landlords under the leases for the Company’s properties located at 132 West 31st Street, New York, NY, which replacement letters of credit shall be reasonably satisfactory to such landlords, and (ii) cause such landlords to release all amounts deposited with such landlords as security deposits under such leases, in the case of each of clauses (i) and (ii) to be effective immediately after the Closing.

Section 4.17. Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.  The obligations and liability of Parent and Merger Sub hereunder shall be joint and several.

Section 4.18. Adoption of Agreement by Merger Sub.  Immediately following the execution of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and the Merger in accordance with the terms of the DGCL.

ARTICLE V

CONDITIONS TO THE MERGER

Section 5.1. Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to satisfaction or waiver (where permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) The Company shall have obtained the Company Stockholder Approval;

(b) No Governmental Entity of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Law that is in effect and has the effect of making the Merger illegal in any jurisdiction or which has the effect of prohibiting or otherwise preventing the consummation of the Merger or (ii) issued or granted any Law or order, judgment, writ, stipulation, award, injunction, decree, arbitration, award, ruling, assessment, decision or findings (collectively, “Order“) (whether temporary, preliminary or permanent) that has the effect of making the Merger illegal in any jurisdiction or which has the effect of prohibiting or otherwise preventing the consummation of the Merger; and

(c) Any Company Approvals required to be obtained for the consummation, as of the Effective Time, of the transactions contemplated by this Agreement shall have been obtained, except for such Company Approvals the failure to obtain which would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.2. Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a) (i) Each of Parent and Merger Sub shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and (ii) the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects when made and as of the Effective Time as if made at such time (except that to the extent such representations and warranties speak as of a specified date, they need be true and correct in all respects only as of such specified date), interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term Parent Material Adverse Effect, except where the failure of all such representations and warranties to be true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect; and

(b) The Company shall have received a certificate of an executive officer of Parent as to the satisfaction of the conditions set forth in Section 5.2(a).

Section 5.3. Conditions to Obligations of Parent and Merger Sub to Effect the Merger.  The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following additional conditions:

(a) (i) The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and (ii)(A) the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects when made and as of the Effective Time as if made at such time (except to the extent such representations and warranties speak as of a specified date, they need be true and correct in all respects only as of such specified date), interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term Company Material Adverse Effect, except where the failure of all such representations and warranties to be true and correct, in the aggregate, has not had a Company Material Adverse Effect and (B) the representations and warranties of the Company contained in Section 2.2, Section 2.23, Section 2.26, Section 2.27 and Section 2.28 shall be true and correct in all material respects when made and as of the Effective Time as if made at such time (except that to the extent such representations and warranties speak as of a specified date, they need be true and correct in all material respects only as of such specified date);

(b) Parent and Merger Sub shall have received a certificate of the chief executive officer and chief financial officer of the Company as to the satisfaction of the conditions set forth in Section 5.3(a);

(c) The Company shall have provided to Parent and Merger Sub a certificate in accordance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) to the effect that the Company is not currently, and was not at any time during the specified period in Section 897(c)(1)(A)(ii) of the Code, a “United States Real Property Holding Corporation” as that term is defined in Section 897(c)(2) of the Code;

(d) All the outstanding shares of Company Convertible Preferred Stock shall be redeemed at the Effective Time in consideration for the payment of the Redemption Amount;

(e) The Company shall have received the Payoff Documents set forth in Section 5.3(e) of the Company Disclosure Letter, in form and substance reasonably satisfactory to Parent;

(f) (i) All Additional Payments relating to the Business Acquisitions set forth in Section 2.26(a) (only with respect to the Crush matter) and Section 2.26(b) of the Company Disclosure Schedule shall have been satisfied in full and shall not be subject to any negotiation, claim, reservation, arbitration, litigation or other dispute by any Person (other than with respect to Dennis Curtin Studios, Inc.) and (ii) the amount that shall have been paid by the Company and its Subsidiaries after the date hereof with respect to all Additional Payments relating to the Business Acquisitions shall not be greater than the amounts set forth in Section 2.26(a) and Section 2.26(b) of the Company Disclosure Schedule; and

(g) Since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect.

Section 5.4. Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 5.1, Section 5.2, or Section 5.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 4.8; provided that nothing in this Section 5.4 shall be deemed to limit Parent’s rights set forth in Section 6.1(b) and Section 6.3(c).

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

Section 6.1. Termination.  This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is obtained:

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, if the Merger shall not have been consummated on or before the date that is six (6) months (the “Outside Date”) after the date of this Agreement (provided that the Company shall not be entitled to so terminate this Agreement if the Merger shall not have been consummated by the Outside Date due principally to the failure of the Company to perform any obligations under this Agreement required to be performed by it at or prior to the Effective Time);

(c) by either Parent or the Company, notwithstanding the prior adoption of this Agreement by the holders of Company Common Stock in accordance with Delaware Law, if, at any time prior to the Effective Time, any Governmental Entity of competent jurisdiction shall have (a) enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated hereby (including the Merger) any Law that is in effect and has the effect of making the consummation of any of the transactions contemplated hereby (including the Merger) illegal in any jurisdiction in which Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by this Agreement (including the Merger), or (b) issued or granted any Order that is in effect and has the effect of making any of the transactions contemplated hereby (including the Merger) illegal in any jurisdiction in which Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by this Agreement (including the Merger), and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(c) shall not be available to any Party hereto whose action or failure to fulfill any obligation under this Agreement has resulted in the imposition of such Law or Order;

(d) by either Parent or the Company if the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;

(e) by the Company:

(i) in the event (A) of a breach, in any material respect, of the covenants and agreements on the part of Parent or Merger Sub set forth in this Agreement, or (B) that any of the representations or warranties of Parent and/or Merger Sub set forth in this Agreement shall have been inaccurate when made or shall not be capable of being made as of the Effective Time which would reasonably be expected to result in the condition set forth in Section 5.2(a) not being satisfied (provided that representations and warranties which are confined to a specified date shall speak only as of such date); provided, however, that notwithstanding the foregoing, in the event that such breach of covenants or agreements by Parent or Merger Sub is, or such inaccuracies in the representations and warranties of Parent or Merger Sub are, curable by Parent or Merger Sub through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 6.1(e)(i) until the earlier to occur of (1) the expiration of a forty-five (45) calendar day period after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable, or (2) Parent or Merger Sub ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 6.1(e)(i) if such breach or inaccuracy by Parent or Merger Sub is cured within such forty-five (45) calendar day period); or

(ii) if the Company shall have entered into an agreement with respect to a Superior Proposal in accordance with Section 4.4(b)(iii) hereof.

(f) by Parent:

(i) in the event (A) of a breach, in any material respect, of the covenants and agreements on the part of the Company set forth in this Agreement or (B) that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall not be capable of being made as of the Effective Time which would reasonably be expected to result in the condition set forth in Section 5.3(a)(ii) not being satisfied (provided that representations and warranties which are confined to a specified date shall speak only as of such date); provided, however, that notwithstanding the foregoing, in the event that such breach of covenants or agreements by the Company is, or such inaccuracies in the representations and warranties of the Company are, curable by the Company through the exercise of commercially reasonable efforts, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 6.1(f)(i) until the earlier to occur of (1) the expiration of a forty-five (45) calendar day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, or (2) the ceasing by the Company to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 6.1(f)(i) if such breach or inaccuracy by the Company is cured within such forty-five (45) calendar day period); or

(ii) if the Company shall have (A) effected a Company Adverse Recommendation Change in accordance with Section 4.4(b)(i) or Section 4.4(b)(ii) hereof or (B) entered into an agreement with respect to a Superior Proposal in accordance with Section 4.4(b)(iii) hereof.

Section 6.2. Notice of Termination; Effect of Termination.  Any proper termination of this Agreement pursuant to Section 6.1 hereof shall be effective immediately upon the delivery of written notice of the terminating Party to the other Party or Parties hereto, as applicable.  Subject to Section 6.3, in the event of the termination of this Agreement pursuant to Section 6.1 hereof, this Agreement shall be of no further force or effect without liability of any Party or Parties hereto (or any stockholder, director, officer, employee, agent, consultant or representative of such Party or Parties) to the other Party or Parties hereto, as applicable, except that Section 2.23, Section 3.8, Section 4.2(c), this ARTICLE VI and ARTICLE VII shall survive the termination of this Agreement.  In addition to the foregoing, no termination of this Agreement shall affect the obligations of the Parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 6.3. Termination Fees; Limitation of Liability.

(a) Notwithstanding any provision in this Agreement to the contrary, the Company shall pay to Parent a fee of $2,500,000 in cash (the “Termination Fee”), in the event that:

(i) this Agreement is terminated by Parent pursuant to Section 6.1(f)(ii)(B) or by the Company pursuant to Section 6.1(e)(ii), in which case the Company shall pay to Parent the Termination Fee concurrently with such termination, payable by wire transfer of same day funds; or

(ii) this Agreement is terminated by Parent pursuant to Section 6.1(f)(ii)(A), in which case the Company shall pay to Parent the Termination Fee concurrently with such termination, payable by wire transfer of same day funds.

It is understood that in no event shall the Company be required to pay the fee referred to in this Section 6.3(a) on more than one occasion.

(b) Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated pursuant to and in accordance with Section 6.1(e)(i) due to (A) Parent’s and/or Merger Sub’s material breach of any covenant or agreement on its part set forth in this Agreement (including for the avoidance of doubt Parent’s or Merger Sub’s failure to effect the Merger in accordance with ARTICLE I) or (B) Parent’s and/or Merger Sub’s breach of Section 3.4, then, in either of those instances set forth as clauses (A) and (B), Parent shall be required to pay to the Company or as directed by the Company a fee of $3,500,000 (the “Reverse Termination Fee”) as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination), payable by wire transfer of same day funds.  Under no circumstances shall the Reverse Termination Fee be payable more than once pursuant to this Section 6.3(b).

(c) Anything in this Agreement to the contrary notwithstanding, (i) the maximum aggregate liability of Parent and Merger Sub for any loss or damage suffered in connection with this Agreement or the transactions contemplated hereby (“Company Damages”), including for the avoidance of doubt in connection with Parent’s or Merger Sub’s failure to effect the Merger in accordance with ARTICLE I, shall be limited to the amount of the Reverse Termination Fee, and in no event shall the Company or any of its affiliates seek any other Company Damages or any other recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Parent, Merger Sub or ACAS or any Affiliate of ACAS in excess of the Reverse Termination Fee in connection with this Agreement or the transactions contemplated hereby (including, without limitation, for any failure to consummate the Merger and the other transactions contemplated by this Agreement for any reason) and (ii) the Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to Company Damages, ACAS or the former, current or future stockholders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of ACAS or Parent or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate, agent or assignee of any of the foregoing (each an “ACAS or Parent Affiliate”), through Parent or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against any ACAS or Parent Affiliate, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except for its rights to recover from ACAS (but not any ACAS or Parent Affiliate (including any general partner or managing member)) under and to the extent provided in the Commitment Agreement and subject to the amount of the Reverse Termination Fee and the other limitations described therein. Recourse against ACAS under the Commitment Agreement shall be the sole and exclusive remedy of the Company and all of its affiliates against ACAS or Parent Affiliates in respect of any liabilities or obligations arising under, or in connection with, this Agreement or the transactions contemplated hereby.

(d) Any payment made pursuant to this ARTICLE VI shall be net of any amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax Law.

Section 6.4. Procedure for Termination.  The Company may terminate this Agreement pursuant to Section 6.1(e)(ii) at a time prior to receipt of the Company Stockholder Approval only if:  (1) the Company Board has received a Superior Proposal; (2) in light of such Superior Proposal the Company Board shall have determined in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that the failure of the Company Board to terminate this Agreement and accept such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law (any such determination, a “Superior Proposal Determination”); (3) the Company has notified Parent in writing that it has made a Superior Proposal Determination (any such notice, a “Superior Proposal Notice”) and provided Parent a copy of the documents and/or agreements providing for the Superior Proposal (including any other documents or agreements referred to in or to be entered into in connection with the Superior Proposal); (4) at least three (3) Business Days shall have passed following receipt by Parent of the Superior Proposal Notice (such time period, the “Notice Period”), and during the Notice Period the Company shall have negotiated in good faith with Parent to permit Parent to make a proposal or to amend the terms of this Agreement; (5) at the end of the Notice Period, and taking into account any proposals (including any proposal to amend the terms of this Agreement) made by Parent since receipt of the Superior Proposal Notice (a “Parent Proposal”), such Superior Proposal remains a Superior Proposal and the Company Board has again made a Superior Proposal Determination (it being understood and agreed that if, in light of any Parent Proposal, the Company Board is no longer able to make a Superior Proposal Determination with respect to such Superior Proposal, then the Company shall immediately enter into an amendment to this Agreement with Parent and Merger Sub that embodies the terms of such Parent Proposal); (6) the Company is in compliance, in all material respects, with Section 4.3; (7) the Company has concurrently paid the Termination Fee due under Section 6.3(a)(i); and (8) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal.  The Company acknowledges and agrees that each successive modification to the financial terms or other material terms of an Alternative Proposal that is determined to be a Superior Proposal shall be deemed to constitute a new Superior Proposal for purposes of this Section 6.4 which shall require a new compliance with this Section 6.4 (and, for the avoidance of doubt, shall trigger a new Notice Period).

ARTICLE VII

MISCELLANEOUS

Section 7.1. No Survival of Representations and Warranties.  None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

Section 7.2. Expenses.  Except as set forth in ARTICLE VI or in the Commitment Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses.

Section 7.3. Notices.  Any notice, request, demand, claim or other communication hereunder shall be in writing, except as expressly provided herein, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:
c/o American Capital Strategies, Ltd. 111 S. Wacker Drive, Suite 4000 Chicago, Illinois 60606 Telecopy: (312) 454-0600
Attention: Dean Anderson
with copies, which shall not constitute notice, to:
O’Melveny & Myers LLP Times Square Tower 7 Times Square New York, New York 10036 Telecopy: (212) 326-2061 Attention: Gregory P. Patti, Jr., Esq.
To the Company:
Merisel, Inc. 127 West 30th Street 5th Floor New York, New York 10001 Telecopy: (917) 351-5889
Attention: Donald R. Uzzi
with copies, which shall not constitute notice, to:
Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 Telecopy: (212) 310-8007 Attention: Michael J. Aiello, Esq.
or to such other address as any Party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.  Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 7.4. Amendments.  This Agreement may not be amended prior to the Effective Time, except by an instrument in writing signed by the Parties hereto in accordance with applicable Law.

Section 7.5. Waivers.  At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any obligation or other act of another Party hereto, (b) waive any inaccuracy in the representations and warranties of another Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any covenant or agreement of another Party or condition to its own obligations contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

Section 7.6. Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties; provided that Parent and Merger Sub may assign this Agreement to its lenders (including Affiliates of Parent and Merger Sub) for collateral security purposes.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.

Section 7.7. Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the exhibits and schedules hereto), the Commitment Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for the provisions of Section 1.7 and Section 1.8 (which, from and after the Effective Time, shall be for the benefit of holders of the shares of Company Common Stock and Company Stock Options as of the Effective Time) and Section 4.13 (which shall be for the benefit of the Indemnified Parties), is not intended to and shall not confer upon any person other than the Parties hereto any rights or remedies hereunder.  The Company acknowledges it is not a party to, and has no rights under, the equity commitment letter entered into between Parent and ACAS.

Section 7.8. Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 7.9. Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 7.10. Jurisdiction; Enforcement.  The Parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed by the Company in accordance with their specific terms or are otherwise breached by the Company, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to other remedies, prior to any termination of this Agreement pursuant to Section 6.1, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.  In the event that any action shall be brought in equity by Parent or Merger Sub to enforce the provisions of this Agreement, the Company shall not allege, and hereby waives the defense, that there is an adequate remedy at Law.  The parties further acknowledge and agree that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedies available to the Company set forth in Section 6.3(b) and Section 6.3(c).  In addition, each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware.  Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 7.10, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

Section 7.11. Waiver of Jury Trial.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 7.12. Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever.  The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.13. Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated, and whenever a reference is made in this Agreement to “Company SEC Documents that were publicly available on or prior to the date of this Agreement,” such reference shall also include the Company’s Form 10-K for the year ended December 31, 2007 (with a filing date no later than March 31, 2008) in the form provided to Parent on the date hereof (other than disclosures in “Risk Factors” sections thereof and any other disclosures that are predictive or forward looking in nature).  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  Each of the Parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.  The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the negotiation and drafting of this Agreement and hereby waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 7.14. Required Approvals of the Special Committee.  Notwithstanding anything to the contrary set forth in this Agreement, the approval of a majority of the Special Committee shall be required in order to (i) amend or terminate this Agreement, or agree or consent to any amendment or termination of this Agreement, in any case on behalf of the Company, (ii) extend the time for performance of, or waive, any of the obligations or other acts of Parent or Merger Sub under this Agreement, (iii) waive any of the Company’s rights under this Agreement, (iv) amend, rescind, repeal or waive the certificate of incorporation or bylaws of the Company or (v) make any other determination with respect to any action to be taken or not to be taken by or on behalf of the Company relating to this Agreement or the transactions contemplated hereby, including the Merger.

Section 7.15. Counterparts; Effectiveness.  This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, e-mail or otherwise) to the other Parties.

Section 7.16. Definitions.

(a) References in this Agreement to “Subsidiaries” of any Party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date of this Agreement directly or indirectly owned by such Party, or (ii) such Party or any Subsidiary of such Party is a general partner (excluding partnerships in which such Party or any Subsidiary of such Party does not have a majority of the voting interests in such partnership).  References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.  References in this Agreement (except as specifically otherwise defined) to “person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including,  a Governmental Entity, and any permitted successors and assigns of such person.  As used in this Agreement, “knowledge” means (i) with respect to Parent, the actual knowledge of the executive officers of Parent and (ii) with respect to the Company, the actual knowledge of the individuals set forth in Section 7.16 of the Company Disclosure Schedule.  As used in this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York are required or authorized by Law or executive order to be closed.  References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder.  Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

(b) Each of the following terms is defined on the pages set forth opposite such term:

1997 Plan	10
ACAS	30
ACAS or Parent Affiliate	50
Action	42
Additional Payments	27
affiliates	55
Agreement	2
Alternative Proposal	36
Bankruptcy and Equity Exception	11
Book-Entry Shares	6
Business Acquisitions	27
Business Day	56
Business Employees	20
Cancelled Shares	4
Certificate of Merger	3
Certificates	6
Closing	3
Closing Date	3
Code	6
Color Edge Claims	27
Commitment Agreement	30
Company	2
Company Adverse Recommendation Change	37
Company Approvals	12
Company Benefit Plans	18
Company Board	2
Company Bylaws	9
Company Capital Stock	10
Company Charter	9
Company Common Stock	4

Company Convertible Preferred Stock	10
Company Damages	50
Company Disclosure Schedule	9
Company Employees	39
Company Intellectual Property	23
Company Material Adverse Effect	9
Company Material Contracts	16
Company Meeting	38
Company Permits	16
Company Preferred Stock	10
Company Registered Intellectual Property	23
Company SEC Documents	12
Company Stock Option	8
Company Stock Plans	10
Company Stockholder Approval	26
Confidentiality Agreement	35
D&O Insurance	43
DGCL	2
Dissenting Shares	5
Effect	9
Effective Time	3
Environmental Law	18
ERISA	18
ERISA Affiliate	18
Exchange Act	12
Exchange Fund	6
GAAP	13
Governmental Entity	12
Hazardous Substance	18
Indemnified Party	42
Indemnified Persons	44
Intellectual Property	24
IRS	18
Key Salespersons	25
knowledge	56
Law	15
Laws	15
Leases	24
Lien	12
Material Customer	25
Material Supplier	25
Maximum Transaction Fee Amount	28
Merger	2
Merger Consideration	26
Merger Sub	2
New Plans	39

Notice Period	51
Old Plans	39
Option Consideration	8
Order	45
Outside Date	47
Parent	2
Parent Approvals	29
Parent Material Adverse Effect	28
Parent Proposal	51
Parties	2
Party	2
Paying Agent	5
Payoff Documents	44
Permitted Lien	12
person	55
Proxy Statement	38
Recommendation	12
Redemption Amount	11
Representatives	35
Restricted Shares	8
Reverse Termination Fee	49
SEC	12
Securities Act	12
SOX	13
Special Committee	2
Subsidiaries	55
Subsidiary Governance Documents	9
Superior Proposal	37
Superior Proposal Determination	50
Superior Proposal Notice	51
Support Agreement	2
Surviving Corporation	3
Tax	23
Tax Return	23
Taxes	23
Termination Date	32
Termination Fee	49
WARN Act	20

 [Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

TU HOLDINGS, INC.
By:
Name:
Title:

TU MERGER, INC.
By:
Name:
Title:

MERISEL, INC.
By:
Name:
Title: